Exhibit 10.6

MASTER SERVICES AGREEMENT

This MASTER SERVICES AGREEMENT (this “Agreement”), dated as of October 21, 2019, is made by and among Post Holdings, Inc., a Missouri corporation, (“Post”), BellRing Brands, Inc., a Delaware corporation (“BellRing Inc.”) and BellRing Brands, LLC, a Delaware limited liability company (“BellRing, LLC”).

RECITALS

A. BellRing Inc., BellRing, LLC and Post are parties to that certain Master Transaction Agreement, dated as of October 7, 2019 (the “Transaction Agreement”).

B. As part of the transactions described in the Transaction Agreement, Post has agreed to provide or cause to be provided certain services to BellRing Inc., BellRing LLC or BellRing LLC’s Subsidiaries from and after the Effective Time on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby approve and adopt this Agreement and mutually covenant and agree with each other as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION; CONSTRUCTION

Section 1.1 Certain Defined Terms. Unless otherwise provided herein, the capitalized terms used herein shall have the meanings given to them in the Transaction Agreement. In addition to the other terms defined elsewhere in this Agreement, for the purposes of this Agreement, the following terms shall have the meaning set forth below:

“Applicable Law” shall mean any Law(s) in any jurisdiction applicable to a given activity, service, situation, circumstance, Service Provider, Recipient, other Person or provider, this Agreement or the rights, obligations and benefits of the parties hereunder, including the performance or receipt of any Service hereunder.

“Recipient Change of Control” of BellRing Inc., BellRing LLC and each of the other Recipients shall have occurred in the event any transaction or series of transactions (however structured or evidenced) is/are consummated:

(a) which result(s) in Post no longer controlling more than 50% of the combined voting power of the capital stock of BellRing Inc. entitled to vote generally in the election of directors of BellRing Inc. (including, for avoidance of doubt, (x) the granting or entry into by Post or any of its Affiliates (other than BellRing Inc. or any of its Subsidiaries) of proxies, voting agreements or other voting arrangements with third parties in accordance with the BellRing Limited Liability Company Agreement pursuant to which such third parties have the right to direct how Post or any of its Affiliates (other than BellRing Inc. or any of its Subsidiaries) shall cast all or a portion of the votes to which the Class B Common Stock of BellRing Inc. is entitled, or (y) the distribution by Post of its retained beneficial interest in BellRing Inc. by means of a tax-free spin-off or split-off to its shareholders (however structured)),

(b) involve(s) the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the assets of BellRing Inc. and its Subsidiaries taken as a whole, or

(c) which (i) result(s) in such Recipient no longer being a direct or indirect Subsidiary of BellRing Inc. or (ii) involve(s) the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the assets of such Recipient.

“Post Change of Control” shall mean, with regard to Post, a “Change in Control” as defined in the Post Holdings, Inc. 2019 Long-Term Incentive Plan except that the requirement in such definition that an event described therein must also constitute a “change in control event” under Section 409A of the Code shall not apply to, or be required to be considered, a “Post Change of Control” for the purposes of this Agreement.

“Recipient” shall mean, as applicable, BellRing LLC or one of its Subsidiaries and, with respect to its operation as a public holding company, BellRing Inc., to the extent any such entity is receiving Services pursuant to this Agreement.

“Service Provider” shall mean Post or one of its Affiliates to the extent such entity is providing Services pursuant to this Agreement.

“Services” shall mean the services described on the schedules forming Exhibit A, attached hereto and incorporated herein by this reference (collectively, the “Services Schedules” and each a “Services Schedule”).

Section 1.2 Interpretive Matters.

(a) Except as otherwise provided or unless the context otherwise requires, whenever used in this Agreement, (i) any noun or pronoun shall be deemed to include the plural and the singular, (ii) the use of masculine pronouns shall include the feminine and neuter, (iii) the terms “include” and “including” shall be deemed to be followed by the phrase “without limitation,” (iv) the word “or” shall be inclusive and not exclusive, (v) all references to Sections refer to the Sections of this Agreement, and all references to Exhibits refer to the Exhibits attached to this Agreement, (vi) each reference to “herein” means a reference to “in this Agreement,” (vii) each reference to “$” or “dollars” shall be to United States dollars, (viii) each reference to “days” shall be to calendar days, (ix) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if” (x) each reference to any contract or agreement shall be to such contract or agreement as amended, supplemented, waived or otherwise modified from time to time, (xi) unless expressly provided otherwise, the measure of a period of one month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date; provided that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date (for example, one month following February 18 is March 18, and one month following March 31 is May 1), (xii) a reference to an entity includes any successor entity, whether by way of merger, amalgamation, consolidation or other business combination and (xiii) if any payment required to be made hereunder is required to be made on a day that is not a Business Day, then, instead of such day, such payment shall be made on the immediately succeeding Business Day.

(b) The headings contained in this Agreement and in any Exhibit hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted. Each of the parties hereto acknowledges that it has been represented by an attorney in connection with the preparation and execution of this Agreement.

ARTICLE II

SERVICES

Section 2.1 Services and Contracts.

(a) Services. Service Provider shall provide, or cause to be provided, to Recipient or its Subsidiaries, the Services. For each Service, Exhibit A sets forth, among other things, a description of the Service to be provided, the fees to be paid in respect thereof, and, if applicable, any other terms or standards applicable thereto. Service Provider shall perform, or cause to be performed, the Services (i) in a commercially reasonable manner with a degree of care, and at a level of quality, timeliness, efficacy, priority and service, at least consistent with that provided by Service Provider or its Affiliates to similarly-situated Affiliates of Post (i.e., Affiliates of Post that are of similar size and operations and are similarly relying on Service Provider or its Affiliates for such or similar services) and (ii) in accordance with applicable industry standards and any specific terms and/or performance standards set forth in this Agreement and the relevant Services Schedule. In providing the Services, Service Provider shall comply with all Applicable Laws.

(b) Contracts. Post and its Subsidiaries have certain contracts or agreements under which it and its Affiliates may purchase, procure, use or utilize goods and/or services as an Affiliate of Post and/or the given contracting Affiliate of Post (collectively the “Shared Contracts” and each individually a “Shared Contract”). Shared Contracts will change from time to time in the ordinary course of Post’s and the applicable Affiliate’s business, and none of Post or any of its Affiliates are obligated to have or maintain any, or any certain, Shared Contract(s) during the term of this Agreement. Pursuant to the terms of the given Shared Contract, Recipient, as an Affiliate of Post or the given contracting Post Subsidiary, may have the right to purchase, procure, use or utilize goods and/or services and/or to execute purchase orders or statements of work (jointly and/or separately from Service Provider) under such Shared Contract. Service Provider agrees to use commercially reasonable efforts to facilitate Recipient’s receipt of goods and/or services and/or execution of purchase orders or statements of work under the Shared Contracts. Service Provider further agrees to use commercially reasonable efforts to ensure that Recipient is treated on the same or substantially similar terms as similarly-situated Affiliates of Post. Service Provider shall notify Recipient of any material changes to Shared Contracts that could affect Recipient’s receipt of the Services. All fees, costs and expenses associated with Recipient’s receipt of any goods and/or services under the Shared Contracts that are incurred by Service Provider shall be reimbursable out-of-pocket expenses passed-through to and payable by Recipient pursuant to Section 4.1. Recipient and each of its Subsidiaries shall comply with each Shared Contract to the extent that such Shared Contract is applicable to Recipient or such Subsidiary and, upon Recipient’s request, either a copy of such Shared Contract shall be made available to Recipient (with any information reasonably considered by Service Provider to be proprietary or confidential redacted) or a summary of the substantive purchase or use terms of such Shared Contract that are applicable to Recipient or its Subsidiary shall be made available to Recipient. Service Provider and each of its Affiliates shall comply with each Shared Contract to the extent such Shared Contract is applicable to Service Provider or such Affiliate.

Section 2.2 Modification of Existing Services. From time to time, Recipient or Service Provider may desire to implement changes to the Services. Such party will notify the other party through its Service Manager (as defined below) of the desired change. The parties will discuss in good faith the nature of the modification to the Services and any resulting changes in fees, costs, specifications and scheduling. Changes to Services will only be effective upon the mutual written agreement of the parties.

Section 2.3 Additional Services. If Recipient reasonably requests that Service Provider perform additional services not included within the scope of the Services specified in this Agreement that are necessary for, with respect to BellRing LLC, the operation of Recipient’s or one of its Subsidiaries’ business or, with respect to BellRing Inc., its operation as a public holding company, then the parties will promptly negotiate in good faith regarding whether such additional services should be added to this Agreement and any additional charges that will be paid by Recipient for such additional services. Service Provider will not be obligated to perform any additional services unless the parties so agree in writing.

Section 2.4 Subcontractors; Service Providers. The Services may, at Service Provider’s sole discretion, be provided in whole or in part by Affiliates of Service Provider or by third party subcontractors or service providers selected by Service Provider, provided that, Service Provider shall obtain Recipient’s prior written consent to subcontract any Service in whole to a third party subcontractor or service provider that is not an Affiliate of the Service Provider where such Service will be provided by such third party subcontractor or service provider solely to Recipient (i.e., consent is not required for Service Provider’s subcontracts where services are performed for Post or its other Affiliates along with Recipient, but consent is required for any subcontract to be dedicated to Recipient alone). Service Provider shall retain responsibility for the provision to Recipient of any Services regardless of whether such Service is performed by any such Affiliate, third party subcontractor or third party service provider.

Section 2.5 Personnel. All Service Provider’s (or its Affiliates’, third party contractors’ or service providers’) personnel providing Services under this Agreement will be under the direction, control, and supervision of Service Provider, and Service Provider will have the sole right to exercise all authority with respect to the employment, termination, assignment and compensation of Service Provider’s (or such Affiliates’, third party contractors’ or service providers’) personnel. Service Provider is not obligated to hire any additional employees or maintain the employment of any specific employee. All Service Provider’s (or such Affiliates’, third party contractors’ or service providers’) personnel providing Services under this Agreement will be deemed to be representatives solely of Service Provider (or such Affiliates, third party contractors or service providers) for purposes of all compensation and (as applicable) employee benefits and not to be employees or representatives of Recipient.

Section 2.6 Compliance with Policies; Safety of Personnel. Recipient acknowledges that Service Provider has instituted and may continue to institute and revise a variety of policies and procedures related to its operations and the provision of the Services. Service Provider shall perform all Services in a manner that is consistent with such policies and procedures of Service Provider and any reasonable policies and procedures of Recipient, including, in each case, those relating to anti-trust, health, safety and environmental laws, to the extent that (i) such policies and procedures of Recipient have been provided to Service Provider, (ii) such policies and procedures of Recipient do not conflict with Service Provider’s own policies and procedures and (iii) the subject Services are not also being jointly performed for Post or one or more of its Affiliates. Service Provider shall use reasonable efforts to provide Recipient with advance written notice in the event Service Provider believes any Service is not consistent with Recipient’s policies or procedures where the same would have a material adverse effect on the Services to be provided. To the extent Services are performed onsite at Recipient’s place(s) of business, Service Provider will be permitted to withdraw any personnel providing Services at that time if Service Provider has a reasonable opinion that such personnel face any risk to their personal safety.

Section 2.7 Third Party Costs and Consents. The parties will work together to obtain any consents required for the provision of the Services for Recipient by the applicable Service Provider hereunder (the “Required Consents”). Service Provider shall directly pay any amounts that are required to be paid to any licensors or third party providers in order to obtain the Required Consents that are necessary for the provision of the Services to Recipient, including without limitation, any consent or documentation fees; provided, however, that the costs associated with the purchase or maintenance of additional licenses or use rights required for Recipient to use or utilize a given product or service that is being provided as a Service hereunder will be reimbursable out-of-pocket expenses paid by Recipient pursuant to Section 4.1(a). For example, if a given Service involves providing Recipient (for its own use)

40 licenses of “Software Product X,” the costs associated with purchasing and maintaining such 40 licenses will be reimbursed by Recipient, but the costs associated with obtaining the consent from the third party provider of “Software Product X” necessary for Recipient to use such 40 licenses under Post’s license agreement with such third party provider (if such consent is required) would be Service Provider’s responsibility. Notwithstanding anything contained in this Agreement or the Transaction Agreement, Service Provider shall not be required to provide any Services to the extent that a Required Consent is needed for such Services and such Required Consent has not been, or cannot be, obtained despite Service Provider’s commercially reasonable attempts to do so, or if providing such Services would otherwise violate the terms of any of Service Provider’s agreements with its third party providers. Notwithstanding the foregoing, if Service Provider is not able to obtain any such Required Consent, despite Service Provider’s commercially reasonable attempts to do so, Service Provider shall promptly notify Recipient thereof and the parties will work together to arrange an alternative means of providing such Service or for Recipient to receive the Service, which may include Recipient obtaining replacement services directly from a third party provider.

Section 2.8 Services Managers. Service Provider and Recipient shall select one or more service managers (each a “Service Manager”) to act as its primary contact person(s) for the provision or receipt, as applicable, of the Services. Communications relating to the provision of the particular Services shall be directed to the applicable Service Manager of the other party. A party may change a Service Manager upon prior written notice to the other party, provided, however, that, before assigning a new Service Manager, such party will notify the other of the proposed assignment, introduce the individual to the appropriate representatives of the other party and provide such party with any information regarding the individual that may be reasonably requested by the other party. Service Provider’s Service Manager shall initially be Bryan Schack. Recipient’s Service Manager shall initially be Paul Rode.

ARTICLE III

PROVISION OF SERVICES

Section 3.1 No Secondment. For the avoidance of doubt, Service Provider is not under any obligation to second or procure the secondment to Recipient of any employee or other personnel in connection with the provision of the Services.

Section 3.2 Access to and Use of Facilities. To the extent reasonably required to perform the Services hereunder, Recipient will provide (or as necessary will cause its Affiliates to provide) Service Provider with access to and use of such Recipient’s applicable facilities. Recipient shall provide all information reasonably required or requested by Service Provider to perform its obligations under this Agreement. Any visit to any of Recipient’s facilities required in connection with the Services will be provided at Recipient’s sole risk except with respect to any violation of Law, negligence or willful misconduct by Service Provider, its Affiliates or its or their respective Representatives. Recipient shall be liable for, and shall fully defend, indemnify and hold Service Provider and its Affiliates harmless from, any and all injuries or death suffered by any Service Provider personnel arising in connection with any visit by such personnel to Recipient’s facilities to the extent such injury or death is caused by Recipient’s violation of Law, negligence or willful misconduct.

Section 3.3 Dispute Resolution. In the event that the parties are unable to agree upon any matters related to the performance of Services under this Agreement, the disputed matter will be first referred to the Service Managers for resolution. If a mutually acceptable agreement is not reached within a reasonable time, the matter will then be referred to the applicable senior management at each party hereto for resolution. Thereafter, the parties may seek the other rights and remedies available to such party. This Section 3.3 in no way limits, delays or restricts a party’s ability to seek specific performance, injunctive relief or other equitable relief as provided under Section 12.12.

ARTICLE IV

PAYMENT FOR SERVICES

Section 4.1 Payment Obligation.

(a) Recipient shall pay Service Provider or, to the extent specified on an invoice delivered to Recipient pursuant to Section 4.3, an applicable Affiliate thereof, the undisputed fees described on the applicable Services Schedule for the Services provided to Recipient by Service Provider plus Recipient shall reimburse Service Provider for all reasonable, documented, undisputed out-of-pocket expenses incurred by Service Provider during the rendering of the applicable Services for Recipient (including third party contractors or professional fees and any license, service or access fees, including any third party vendor fees and other third party supply costs). For avoidance of doubt, the monthly costs/fees set forth on Exhibit A do not include any third party costs or pass through expenses (whether separately billed to Recipient or amounts allocated to Recipient out of the overall bill to Service Provider) paid by Service Provider for goods and services used by Recipient, but Service Provider has provided in the footnotes to the Services Schedules estimates of what Service Provider believes, as of the Effective Time, the reimbursable expenses for certain given Services may be. All such third party costs and pass through expenses will be reimbursed by Recipient as provided above. For example, the monthly costs/fees on Exhibit A do not include any license fees paid for any software licenses or services purchased by Service Provider and used by Recipient.

(b) Monthly Cost/Fee Adjustments. Beginning on the anniversary of the Effective Time (starting the next term year), the monthly costs/fees for the given Services for which there has not been a monthly costs/fees adjustment shall automatically increase by two and 1⁄2 percent (2.5%) over the monthly costs/fees charged for such Services during the just completed term year. Such monthly costs shall continue in effect until the monthly costs/fees are again adjusted (whether automatically as provided above or upon mutual agreement of the parties).

Section 4.2 Certain Third Party Costs. Recipient acknowledges and agrees that the prices charged by third party suppliers for any goods (e.g., software, raw materials and packaging) and services (e.g., promotions) procured from third party service providers which Service Provider is procuring on Recipient’s behalf as part of the Services provided hereunder may be subject to fluctuation and, as such, Service Provider cannot guarantee that it will be able to maintain certain pricing levels for any such goods or services. Recipient shall reimburse Service Provider for the applicable amounts charged by such third parties to Service Provider to purchase such goods and services, regardless of any such fluctuation in price.

Section 4.3 Invoices; Payment Due Date. Unless otherwise agreed to by Service Provider and Recipient in accordance with past practice, Service Provider or an applicable Affiliate thereof shall provide Recipient with a monthly invoice reflecting in reasonable detail (a) the Services provided during the preceding month, (b) monthly costs/fees owed for such Services and (c) all reasonable out-of-pocket expenses incurred by Service Provider or its Affiliates. All amounts shall be due and payable within thirty (30) days of the date the invoice is received. In the event Recipient disputes the amounts reflected on an invoice, Recipient shall deliver a written statement to Service Provider or such Affiliate within ten (10) days following receipt of Service Provider’s or such Affiliate’s invoice listing all disputed items and providing a reasonably detailed description of each disputed item. Amounts not so disputed shall be deemed accepted and shall be paid, notwithstanding disputes on other items.

Section 4.4 Interest on Late Payment. Any amounts owed by Recipient under this Agreement that are not paid when due shall bear interest, from the time the payment was due until the time paid, at a rate per annum compounded annually, equal to the lesser of one and a half percent (1.5%) per month or the highest rate allowed by Applicable Law.

Section 4.5 Taxes. The fees under this Agreement exclude all applicable excise, sales, use, value added, goods and services or similar tax imposed by any federal, state, provincial, local or foreign taxing authority (“Sales Tax” or “Sales Taxes”), and Recipient will be responsible for payment of all such Sales Taxes for which Recipient bears primary liability under applicable law and any related penalties and interest arising from the payment of fees and expenses to Service Provider or its Affiliates. Recipient shall be entitled to withhold from any payment hereunder all taxes as are required to be withheld under Applicable Law. Service Provider and Recipient shall reasonably cooperate to minimize any applicable withholding taxes. For the avoidance of doubt, all taxes levied on Services Provider’s income or gross receipts or any franchise taxes of Service Provider shall be Service Provider’s responsibility.

Section 4.6 Expenses. Except as otherwise specified in this Agreement (including Section 4.1), each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in carrying this Agreement into effect.

ARTICLE V

SERVICE STANDARDS

Section 5.1 Standard of Service. Service Provider warrants that the Services will be provided in a workmanlike and professional manner by personnel of Service Provider or its Affiliates having a level of skill in the area commensurate with the requirements of the scope of Services to be performed as described in the Service Schedules.

Section 5.2 Remediation. Recipient agrees that the remedies available to it in the event of a failure of Service Provider to provide the Services in accordance with the applicable Services Schedule in breach of the warranty set forth in Section 5.1 should be limited to Service Provider using commercially reasonable efforts to correct the problems that resulted in such failure, and therefore no service credits, rebates or refunds will be awarded for a failure to provide the Services. In recognition of this, except with respect to Service Provider’s indemnification obligations in Section 8.2, Recipient’s sole and exclusive remedy, and Service Provider’s sole and exclusive obligation, for any breach of the warranty set forth in Section 5.1 shall be the remediation activities set forth in this Section 5.2. In the event Service Provider does not provide a Service as specified in the applicable Services Schedule, then Service Provider agrees that it will use its commercially reasonable efforts to re-perform the applicable Service as soon as reasonably practicable thereafter.

ARTICLE VI

CONFIDENTIALITY

Section 6.1 Definition. “Confidential Information” means, with regard to any party hereto disclosing such information (the “Disclosing Party”), the terms of this Agreement and any technical or non-technical confidential or proprietary information disclosed or otherwise made available in any manner by the Disclosing Party to the other party to this Agreement (the “Receiving Party”), or to which the Receiving Party may gain access because of this Agreement, whether disclosed orally, electronically, visually or in writing. “Confidential Information” shall not include information (a) which is or becomes generally known or available by publication without violation of this Agreement; (b) which was known by the Receiving Party before receipt from the Disclosing Party as shown by the Receiving Party’s written records; (c) which is independently developed by the Receiving Party without use of or access to the Disclosing Party’s Confidential Information as shown by the Receiving Party’s written records; or (d) which is lawfully obtained from a third party that has the right to make such disclosure as shown by the Receiving Party’s written records.

Section 6.2 Obligations. The Receiving Party agrees that, except as otherwise required by Applicable Law or order, it will (a) not use, reproduce, or exploit the Confidential Information of the Disclosing Party for any purpose other than performing or receiving Services as specified in this Agreement; and (b) hold all Confidential Information of the Disclosing Party in strict confidence and will not disclose or otherwise make available such Confidential Information to any third party other than its Representatives, third party contractors, advisors, Affiliates, actual or potential investors or financing sources and their advisors and Representatives, and the employees of the Receiving Party or its Representatives, third party contractors, advisors and Affiliates (i) who have a need to know such information for purposes of fulfilling the Receiving Party’s obligations, utilizing or enforcing the Receiving Party’s rights, or utilizing the Services provided, under this Agreement and (ii) who are bound by confidentiality obligations at least as stringent as those contained in this Agreement.

Section 6.3 Compelled Disclosure. In the event that the Receiving Party is required by Law or court decision, order or judgment to disclose any Confidential Information, the Receiving Party shall (a) to the extent permitted, notify the Disclosing Party in writing as soon as reasonably practicable; (b) reasonably cooperate with the Disclosing Party to preserve the confidentiality of such Confidential Information consistent with Law and (c) use its reasonable efforts to limit any such disclosure to the minimum disclosure necessary to comply with such Law or court decision, order, or judgment.

Section 6.4 Termination. Upon termination of this Agreement in accordance with Article XI, the Receiving Party shall destroy all documents and materials in tangible form, and delete all data in electronic form, containing any Confidential Information of the Disclosing Party. Notwithstanding the foregoing, the parties hereto acknowledge that certain systems that may be utilized by a Receiving Party do not easily permit the true purging or deletion of data (e.g., email backup systems). In such cases, the Receiving Party shall be permitted to retain such data so long as such data is not readily available to end users and otherwise remains subject to the confidentiality provisions of Section 6.1 and Section 6.2. In addition, the Receiving Party shall be permitted to retain such copies of Confidential Information as required by Applicable Law or legitimate record retention policies, so long as such Confidential Information is not readily accessible and otherwise remains subject to the confidentiality provisions of Section 6.1 and Section 6.2.

Section 6.5 Data Security.

(a) The systems and security tools and processes utilized by Service Provider to perform the Services and to which Recipient is given access are either jointly operated and/or used systems (shared systems) or mutually dependent systems, and so both parties have joint obligations to protect the systems, environments and data used or utilized by the parties. Generally speaking, the data security duties are divided as follows:

(i) identification of security threats and vulnerabilities—Service Provider provides the security guidelines, policies, tool standards and timelines for security reviews (such as third party penetration testing and security assessments) and Recipient is responsible for timely and full participation in such identification efforts, with prompt response and commercially reasonable attempted remediation of any threat or issue found and for security (e.g., phishing) awareness and actions of users;

(ii) protection against threats or issues – Service Provider is responsible for protection of the shared services (services shared by Post, Recipient and other Affiliates) but Recipient is responsible for the host (e.g., PCs, laptops, servers, handhelds, and other end user devices), network and other protection of systems or services used or utilized by Recipient. Recipient’s protection responsibilities also include reasonable adherence to all security policies, guidelines, standards and processes, protection of devices connected to and accessing shared services and reasonably complete implementation and use of protection mechanisms involved in access/use of shared services under this Agreement, including multi-factor authentication and testing of user password strength;

(iii) detection of threats or issues – Recipient is responsible for implementing at least the tools generally recommended by Service Provider to its Affiliates as necessary to detect the threats or issues within the systems and Service Provider is responsible for assisting in monitoring and notifying Recipient of issues detected; and

(iv) response to and recovery after, an incident or vulnerability has been detected or issues have arisen—Service Provider coordinates joint response and recovery with regard to shared systems and Recipient is responsible for the response and recovery for all other systems used or utilized by Recipient.

For avoidance of doubt and notwithstanding anything herein to the contrary, Recipient is exclusively responsible for the protection, privacy and security within the manufacturing facilities and the plant technical environments (e.g. industrial control systems and related network security). Thus, the parties agree to cooperate in matters related to data protection and security. As part of such cooperation, Service Provider will develop and maintain certain enterprise-wide policies, processes, guidelines and architecture for data protection and security, Service Provider will develop and institute projects to accomplish the forgoing and all parties shall implement and maintain commercially reasonable technical and organizational measures to protect against any loss, destruction and damage and unauthorized access, use, modification, disclosure and other misuse, of (A) data or information of Recipient that is collected, processed, generated, calculated, derived, stored by or transmitted to Service Provider, any of its Affiliates or any other Person on its or their behalf in connection with the Services (such data and information, “Recipient Data”) and (B) any data or information of Service Provider used, utilized or disclosed to Recipient in connection with the Services (“Service Provider Data”). Furthermore, Recipient shall use commercially reasonable efforts to (X) timely comply with, implement and participate in such policies, procedures and projects and all changes thereto throughout the term of this Agreement, (Y) timely deploy, implement and participate in the security assessments, penetration testing, security vulnerability and issue detection efforts and deployment of additional security tools as directed by Service Provider and (Z) promptly respond to and make a commercially reasonable attempt to remediate all threats, vulnerabilities, issues or harm found. It is understood that Service Provider’s ability to protect and/or secure the systems, environments and data is only as good, effective and efficient as the level of sophistication, implementation and maintenance of Recipient’s own protection and security efforts. Service Provider is not responsible for any harm or damage resulting from Recipient failing to implement and maintain the policies, processes, guidelines and architecture provided by Service Provider, from Recipient failing to adequately protect and secure its own systems or facilities or from Recipient failing to perform its own data security duties in a timely and adequate manner.

(b) Promptly upon discovery of (i) an actual or suspected breach of the privacy or security of any Recipient Data or any Service Provider Data or (ii) any violation of any privacy or data security Laws with respect to Recipient Data or Service Provider Data, the discovering party shall use commercially reasonable efforts to provide notice to the other parties explaining the nature and scope of the incident and reasonably cooperate with the other parties in any investigation and remediation that the parties mutually agree are reasonably necessary (including any forensic investigation).

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

Section 7.1 Mutual Representations. Each party represents and warrants to the other parties that it has the requisite corporate or other organizational power and authority to enter into and perform its obligations under this Agreement and has taken all corporate or other organizational action necessary to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder.

Section 7.2 Disclaimer. Except as expressly set forth in this Agreement, no party makes any representation or warranty to the other parties, express or implied, with respect to the provision or receipt of the Services and all information or other deliverables provided by any party pursuant to this Agreement, including any representation or warranty as to merchantability, fitness for a particular purpose or future results. Each party hereby acknowledges that, other than as expressly provided in this Agreement, the Services and all information or deliverables provided hereunder are being provided “AS IS WHERE IS,” and each party has relied on its own examination and investigation in electing to enter into, and consummate the transactions under, this Agreement.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Recipient Indemnity. Recipient shall indemnify, defend and hold Service Provider, Service Provider’s Affiliates and their respective Representatives harmless from and against any and all Losses resulting from any third party claims, actions, suits or proceedings or from any action, decision, order or judgment by any Governmental Authority (“Claims”) to the extent such Losses are caused by Recipient’s violation of Law, fraud, willful misconduct or gross negligence in connection with performing its duties, responsibilities and obligations under this Agreement or breach of Article VI, provided that (a) Service Provider notifies Recipient promptly in writing of the Claim once Service Provider becomes aware of such Claim; (b) Recipient has sole control of the defense and all related settlement negotiations, except that Service Provider must provide prior written consent to any settlement that does not expressly and unconditionally release Service Provider from all Liabilities with respect to such Claim without prejudice or that would be adverse to Service Provider, which consent will not be unreasonably withheld; and (c) Service Provider provides Recipient with all reasonably necessary assistance, information and authority, at Recipient’s reasonable expense, to perform these duties.

Section 8.2 Service Provider Indemnity. Service Provider shall indemnify, defend and hold Recipient, Recipient’s Affiliates and their respective Representatives harmless from and against any and all Losses resulting from any Claims to the extent such Losses are caused by Service Provider’s violation of Law, fraud, willful misconduct or gross negligence in connection with performing its duties, responsibilities and obligations under this Agreement or breach of Article VI, provided that (a) Recipient notifies Service Provider promptly in writing of the Claim; (b) Service Provider has sole control of the defense and all related settlement negotiations, except that Recipient must provide prior written consent to any settlement that does not expressly and unconditionally release Recipient from all Liabilities with respect to such Claim without prejudice or that would be adverse to Recipient, which consent will not be unreasonably withheld; and (c) Recipient provides Service Provider with all reasonably necessary assistance, information and authority, at Service Provider’s reasonable expense, to perform these duties.

ARTICLE IX

LIMITATION OF LIABILITY

Section 9.1 Limitations on Claims. No party shall have any liability to another party under this Agreement unless a claim is made in writing by the first party within sixty (60) days after the circumstances giving rise to the claim first become known to the first party, or could, with reasonable diligence, have become known to the first party.

Section 9.2 Limitation of Liability. Except as set forth in Section 9.3, (i) in no event shall a party have any liability to another party for any punitive damages, lost profits, diminution of value, consequential damages, special damages, incidental damages, indirect damages, exemplary damages or other similar unforeseen damages, (ii) in no event shall any multiples or similar valuation methodology (whether based on “multiple of profits,” “multiple of earnings,” “multiple of cash flows” or similar terms) be used in calculating the amount of any liability and (iii) to the maximum extent permitted by Applicable

Law, each party’s (which, for the purposes of this Section 9.2, a “party” includes the party and all of the Affiliates of such party and all of its respective Representatives) aggregate liability to another party in connection with a particular Service under this Agreement shall not exceed the greater of (A) the amounts expected to be paid by Recipient to Service Provider for such Service in the twelve (12) month period following the Effective Time; and (B) amounts paid to such Service Provider under this Agreement for such Service in the twelve (12) month period immediately preceding the event giving rise to the given claim.

Section 9.3 Exceptions. Notwithstanding anything herein to the contrary, the parties hereby acknowledge and agree that none of the limitations, waivers or restrictions on Losses, Liabilities, damages or claims set forth in Section 9.1 or Section 9.2 shall apply to or any way affect a party’s Liability for, or a party’s ability to recover for, (i) a material breach of this Agreement arising from any breach of a Shared Contract or (ii) any breach of Article VI.

Section 9.4 Acknowledgement of Limitations. Each party agrees that in the absence of limitations of liability and claims and waivers of damages set forth in this Article IX, the economic and other terms of this Agreement would be substantially different.

ARTICLE X

INTELLECTUAL PROPERTY

Section 10.1 Intellectual Property. To the extent Service Provider uses any know-how, processes, technology, trade secrets or other Intellectual Property Rights owned by or licensed to Service Provider or any of its Affiliates (“Service Provider IP”) in providing the Services, Service Provider IP and any derivative works of, or modifications or improvements to, Service Provider IP conceived or created by Service Provider or its Affiliates (“Improvements”) shall, as between the parties, remain the sole property of Service Provider. Recipient shall and hereby does assign to Service Provider, and agrees to assign automatically in the future upon first recordation in a tangible medium or first reduction to practice, all of Recipient’s right, title and interest in and to all Improvements, if any. Service Provider hereby, on behalf of itself and its Affiliates, grants to Recipient and its Affiliates a worldwide, nonexclusive, nontransferable and royalty-free right and license, during the term of the applicable Service, to use, reproduce, distribute and display, as applicable, all Service Provider IP and Improvements to the extent necessary to enable Recipient and its Affiliates to receive, use and utilize the Services only. All rights not expressly granted herein are reserved.

ARTICLE XI

TERM, TERMINATION

Section 11.1 Term of Agreement; Early Termination of Services. This Agreement shall continue for so long as Services are provided to Recipient unless sooner terminated by the parties as set forth in this Article XI. Recipient may elect to terminate Service Provider’s provision of all or any portion of the Services (or any Service)1 by providing Service Provider written notice of such election at least sixty (60) days in advance of the effective date of termination of any such Service (unless Service Provider agrees to shorten or waive such notice period in writing). If Service Provider discontinues providing a given Service for its own operations, Service Provider may, upon at least sixty (60) days’ notice to Recipient, terminate providing such Service hereunder (e.g., if Service Provider is no longer providing online training services for its own employees, Service Provider may, upon sixty (60) days’ notice, terminate any online training services that are Services hereunder). In addition to other termination rights, this Agreement will automatically terminate when all Services have been terminated hereunder.

[1]

Certain Services are inter-related and thus would need to be terminated as a whole. For the purposes of Section 11.1, each row in the Service Schedules is considered a single Service. When terminating a given Service, Recipient must terminate all of the services in that given row at the same time.

Section 11.2 Termination upon Breach. In the event of a material breach of this Agreement by a party (the “Breaching Party”), the party claiming the breach (the “Claiming Party”) shall give written notice of such breach to the Breaching Party, which shall have sixty (60) calendar days to cure such breach or, if such breach is capable of cure within a commercially reasonable period of time but cannot reasonably be expected to be cured within sixty (60) calendar days, the Breaching Party shall have sixty (60) calendar days to undertake all available and appropriate action to begin the cure of the breach and shall proceed as promptly as practicable thereafter to effect the cure. In the event of such cure, the notice of breach shall be rescinded. If, however, the breach is not cured as set forth herein, the Claiming Party may then pursue any and all remedies available to it under this Agreement based on such uncured breach, including the right to terminate this Agreement effective on a date of termination prior to the end of the term of this Agreement established by the Claiming Party. Notwithstanding the foregoing provisions of this Section 11.2, Service Provider shall have the right to terminate this Agreement immediately if Recipient fails to make any payment due to Service Provider hereunder within five (5) Business Days after receipt of written notice of such failure, unless the amount in issue is subject to a bona fide dispute between the parties. For the avoidance of doubt, if the amount of any such payment is subject to a bona fide dispute, Recipient shall continue to make all other payments hereunder that are not subject to such dispute in accordance with the terms of this Agreement.

Section 11.3 Termination upon Mutual Agreement. This Agreement may be terminated at any time upon mutual agreement of the parties.

Section 11.4 Termination upon Bankruptcy. Service Provider and Recipient may terminate this Agreement immediately upon the filing by any court of competent jurisdiction (a) of a decision, order or judgment adjudicating the other bankrupt; (b) appointing a trustee or receiver of a substantial part of the property of the other or (c) approving a petition for, or effecting an arrangement in, bankruptcy or any other judicial modification or alteration of the rights of creditors of the other, which remain undismissed or unstayed after sixty (60) days.

Section 11.5 Termination upon Recipient Change of Control Transaction. Upon the occurrence of a Recipient Change of Control of BellRing Inc. or any other Recipient(s), Service Provider shall have the right, upon delivery of written notice to BellRing Inc. or the particular Recipient(s), as the case may be, to terminate this Agreement and/or the Services provided hereunder, in whole or in part as to the particular Recipient(s) suffering the Recipient Change of Control, as determined by Service Provider. Notwithstanding the foregoing, if a Recipient sells a business line or operating division, then Service Provider shall have the right, upon delivery of written notice to such Recipient, to terminate the Services provided hereunder to such business line or operating division, in whole or in part, as determined by Service Provider. In addition, upon the occurrence of a Canadian Change of Control, Service Provider shall have the right, upon delivery of written notice to BellRing Inc. or the particular Recipient(s), as the case may be, to terminate the Canadian Services (as defined in the Services Schedule), in whole or in part, as determined by Service Provider. As used in this Section 11.5, a “Canadian Change of Control” shall have occurred in the event any transaction or series of transactions (however structured or evidenced) is/are consummated which (a) result in Post or one of its wholly-owned subsidiaries no longer controlling more than 50% of the combined voting power of the capital stock of Post Foods Canada Inc. entitled to vote generally in the election of directors of Post Foods Canada Inc. or any successor thereto or (b) involve the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the assets of Post Foods Canada Inc. Notwithstanding the foregoing, if, at the time of a Canadian Change of Control, Post or one of its wholly-owned subsidiaries has an additional wholly-owned

Canadian subsidiary that employs at least ten (10) employees in Ontario, a Canadian Change in Control shall not cause Service Provider to terminate the Canadian Services that are specified as dedicated or additional sales support in the Services Schedule, although such Canadian Services may cease for up to sixty (60) days (and Service Provider shall not be deemed to have breached this Agreement on account of that cessation of Canadian Services) while such Canadian Services are transitioned.

Section 11.6 Termination upon Post Change of Control Transaction. Upon the occurrence of a Post Change of Control, Post, or its successor in interest, shall have the right to terminate this Agreement and the Services provided hereunder upon delivery of written notice to BellRing Inc. and BellRing LLC.

Section 11.7 Effect of Termination. Upon termination of this Agreement, Recipient shall pay all amounts outstanding for Services that have been provided by Service Provider as of the effective date of termination. Upon the termination of any Service or this Agreement, Service Provider and Recipient shall cooperate in good faith to effect an orderly transition of the applicable Service(s) to Recipient or its designee and Service Provider and Recipient shall negotiate in good faith with regard to a plan and agreement for (i) the transition and migration of the given Services from Service Provider’s systems, facilities or hosting environments to the systems, facilities and hosting environments of Recipient (or its designee), as applicable, (ii) any Services that will be performed by Service Provider with regard thereto and (iii) the fees and costs that will be paid and/or reimbursed by Recipient for such Services.

Section 11.8 Survival. Section 2.7, Section 2.8, Section 3.2 and Section 3.3 and Article I, Article IV, Article VI, Article VII, Article VIII, Article IX, Article X, this Article XI and Article XII shall survive any termination or expiration of this Agreement.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Force Majeure. Service Provider shall not be liable for any failure of performance attributable to acts or events (including acts of God, war, terrorist activities, conditions or events of nature, industry wide supply shortages, civil disturbances, work stoppage, power failures, failure of telephone lines and equipment, fire and earthquake or any Law or decision, order or judgment of any Governmental Authority) beyond its reasonable control which impair or prevent in whole or in part performance by Service Provider hereunder. In the event that Service Provider is unable to perform its duties and obligations hereunder as a result of an event of force majeure, as described in the first sentence of this Section 12.1, Service Provider shall, as promptly as reasonably practicable, give notice of the occurrence of such event to Recipient and shall use its commercially reasonable efforts to resume the Services at the earliest reasonably practicable date. Service Provider shall not be liable for the nonperformance or delay in performance of its obligations under this Agreement to the extent such failure is due to such a force majeure event, provided that if Service Provider fails to perform any Service for fifteen (15) days or more, then Recipient shall have the right to promptly terminate its receipt of such Service upon notice to Service Provider.

Section 12.2 Relationship of the Parties. This Agreement does not create a fiduciary relationship, partnership or joint venture between Post, on the one hand, and BellRing Inc. and BellRing LLC, on the other hand, and does not make Post, on the one hand, or BellRing Inc. and BellRing LLC, on the other hand, the agent of the other for any purpose whatsoever. All Services provided by Service Provider hereunder are provided by Service Provider as an independent contractor. This Agreement does not give any party the authority to commit the other parties to any binding obligation or to execute, on behalf of the other parties, any agreement, lease or other document creating legal obligations on the part of the other parties, and no party shall represent to any third party that it has such authority.

Section 12.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State.

Section 12.4 Actions and Proceedings. Each of the parties irrevocably agrees that any legal action or proceeding brought by any party with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by another party or its successors or assigns, shall be brought and determined exclusively in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court. Each of the parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding brought by any party with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 12.4, (b) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) waives, to the fullest extent permitted by Law, any claim that (i) such suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties irrevocably agrees that, subject to any available appeal rights, any decision, order or judgment issued by such above named courts shall be binding and enforceable, and irrevocably agrees to abide by any such decision, order or judgment. Each of the parties hereto agrees that service of process upon such party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 12.6.

Section 12.5 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT, THE PARTIES’ RELATIONSHIP HEREUNDER OR SERVICES PROVIDED UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE PARTIES’ RELATIONSHIP HEREUNDER OR SERVICES PROVIDED UNDER THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANOTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE.

Section 12.6 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case, notice will be sent to:

If to Post:

Post Holdings, Inc.

2503 S. Hanley Road

St. Louis, MO 63144

Attention: General Counsel

E-mail:

If to BellRing Inc. or BellRing LLC:

BellRing Brands, LLC

2503 S. Hanley Rd.

St. Louis, MO 63144

Attention: General Counsel

E-mail:

or to such other address(es) as shall be furnished in writing by any such party to the other party in accordance with the provisions of this Section 12.6.

Section 12.7 Successors and Assigns; Benefit.

(a) No assignment of this Agreement or of any rights or obligations hereunder may be made by any party hereto without the prior written consent of the other parties hereto and any attempted assignment without the required consent shall be void; provided, however, that any party may assign, in whole or in part, this Agreement and its rights and obligations hereunder without notice or the prior written consent of the other party to any Affiliate of such party provided the assigning party shall remain liable hereunder following any such assignment.

(b) This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein express or implied shall give or be construed to give to any Person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder. Nothing herein shall or shall be deemed to amend any benefit plan of any the parties hereto.

Section 12.8 Entire Agreement; Amendments; Waiver.

(a) This Agreement, the Exhibits to this Agreement and the Transaction Agreement contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and, except to the extent specifically set forth herein, supersede all prior agreements and understandings relating to such subject matter. In the event of any conflict between this Agreement and the Exhibits to this Agreement, this Agreement shall control.

(b) No amendment, supplement, modification or cancellation of this Agreement shall be effective unless it shall be in writing and signed by each party hereto. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by such party, granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

(c) During the term of this Agreement, there may be a Change in Circumstance (as defined below) that may require Service Provider, in its discretion, to modify, amend or change the Services provided hereunder. Notwithstanding anything to the contrary in this Agreement, in the event of a Change in Circumstance during the term of this Agreement, without the consent of Recipient, Service Provider may amend the given Services Schedule of this Agreement upon written notice to Recipient to the extent necessary to comply with such Change in Circumstance. Without limiting the foregoing, if the Change in Circumstance results in additional costs to Service Provider for providing the Services hereunder, then Service Provider may increase the fees and costs set forth on the applicable Services Schedule in amounts as will compensate Service Provider for such additional costs; provided, however, that such additional costs are borne on a pro rata basis by each of Recipient and Service Provider and its Affiliates receiving or utilizing such services, as applicable, to the extent such Change in Circumstance affects the provision of such services by Service Provider to itself or to such Affiliates, including Recipient. Any amendment made in accordance with this Section 12.8(c) shall be effective as of the date specified in the notice of such amendment. “Change in Circumstance” shall mean any change in any Law, whether by adoption of a new Law, the amendment, modification, expiration or repeal of an existing Law or the reversal of a Law by a Governmental Authority.

Section 12.9 Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by Law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 12.10 Counterparts; Electronic Delivery. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by electronic mail, and an electronic copy of this Agreement or of a signature of a party shall be effective as an original.

Section 12.11 Other Agreements. This Agreement is not intended to amend or modify, and should not be interpreted to amend or modify in any respect, the rights and obligations of the parties under the Transaction Agreement or any of the Ancillary Agreements.

Section 12.12 Specific Performance. The parties hereto agree that irreparable damage could occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled, without posting a bond or similar indemnity, to an injunction or injunctions to prevent breaches of this Agreement or to specific enforcement of the performance of the terms and provisions hereof.

Section 12.13 No Right of Setoff. Each of the parties hereto hereby acknowledges that it shall have no right under this Agreement to offset any amounts owed (or to become due and owing) to the other party(ies) under this Agreement against any other amount owed (or to become due and owing) to it by the other party(ies).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

POST:

Post Holdings, Inc.

By:	/s/ Diedre J. Gray
Name: Diedre J. Gray
Title: Executive Vice President, General Counsel and Chief Administrative Officer, Secretary

BELLRING INC.:

BellRing Brands, Inc.

By:	/s/ Darcy Horn Davenport
Name: Darcy Horn Davenport
Title: President and Chief Executive Officer

BELLRING LLC:

BellRing Brands, LLC

By:	/s/ Darcy Horn Davenport
Name: Darcy Horn Davenport
Title: President and Chief Executive Officer

[SIGNATURE PAGE TO MASTER SERVICES AGREEMENT]